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                                                                    Exhibit 99.1

              DAILEY INTERNATIONAL, INC. ANNOUNCES CONFIRMATION OF
                             PLAN OF REORGANIZATION

           Acquisition by Weatherford International Inc. Moves Ahead

CONROE, Texas, Aug. 19 -- Dailey International Inc. (OTC Bulletin Board: DALY) today announced that the Delaware Bankruptcy Court entered an order confirming the Second Amended Joint Plan of Reorganization of Dailey and certain of its subsidiaries. The Plan was accepted by the requisite vote of holders of Dailey's 9 1/2% Senior Notes due 2008. The Plan is expected to become effective on August 31, 1999.

The Plan provides for the acquisition of Dailey by Weatherford International, Inc. (NYSE: WFT) under the terms of an acquisition agreement previously announced by Dailey and Weatherford. On the effective date, (i) all of the outstanding Dailey Senior Notes will be canceled, and the holders thereof will have the right to receive in exchange shares of common stock of Weatherford having an aggregate market value (as provided in the Plan) of $185 million, and
(ii) all of the issued and outstanding shares of Class A and Class B common stock of Dailey will be canceled and the holders thereof will have the right to receive in exchange shares of Weatherford common stock having an aggregate market value (as provided in the Plan) of $10 million.

Dailey International Inc. is a leading provider of specialty drilling equipment and services to the oil and gas industry and designs, manufactures and rents proprietary downhole tools for oil and gas drilling and workover applications worldwide. Weatherford International, Inc. is one of the world's largest providers of equipment and services used for the exploration and production of oil and natural gas.

Contact:
Don Galletly     (713) 693-4148
Bill Sutton      (409) 523-4732




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